Exhibit 16.2

November 20, 2003

Securities and Exchange Commission

Washington, DC  20549

Dear Sirs:

We have read the comments and statements in the Form 10-SB, Part II, Item 3, Changes in and Disagreements with Accountants, of Biomass Processing Technology, Inc., and we agree with such comments and statements insofar as the matters discussed relate to our firm.

Sincerely,

/s/ Ahearn, Jasco + Company, P.A.

AHEARN, JASCO + COMPANY, P.A.

Certified Public Accountants